Exhibit 99.1

Portland, Oregon

April 14, 2005

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2005

Cascade Corporation (NYSE: CAE) today reported its financial results for the fourth quarter and the fiscal year ended January 31, 2005.

Overview

•                  Net income of $5.1 million ($0.39 per share) for the fourth quarter of fiscal 2005 was 121% higher than net income of $2.3 million ($0.18 per share) for the prior year quarter.

•                  Net income of $28.5 million ($2.24 per share) for the year ended January 31, 2005 was 54% higher than net income of $18.5 million ($1.49 per share) for the prior year.

•                  Fourth quarter and full year income for fiscal 2005 included amortization expense of $1.6 million ($0.9 million after tax) and $2.5 million ($1.6 million after tax), respectively, related to the stock appreciation rights plan adopted by shareholders in fiscal 2005.  Prior year’s results do not include any direct expense or amortization related to stock appreciation rights or stock options.

•                  Fiscal 2005 income included $1.3 million received from a litigation settlement in the third quarter.

Fourth Quarter Fiscal 2005 Summary

•                  Summary financial results for the fourth quarter and for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended January 31,	2005	2004	% Change
Net sales	$103,472	$77,417	33.7%
Gross profit	31,571	23,114	36.6%
Gross profit %	30.5%	29.9%
SG&A	20,125	17,525	14.8%
Amortization	1,820	199	—
Interest expense, net	613	837	(26.8)%
Other expenses	253	312	(18.9)%
Income before tax	8,760	4,241	106.6%
Provision for income taxes	3,673	1,942	89.1%
Effective tax rate	42%	46%
Net income	$5,087	$2,299	121.3%
Earnings per share	$0.39	$0.18	116.7%

•                  Higher sales in the fourth quarter of fiscal 2005 were primarily the result of strong lift truck markets throughout the world.  The continued strengthening of foreign currencies against the US dollar also contributed to higher reported sales.  Details of the sales increase for the fourth quarter of fiscal 2005 follow (in millions):

Revenue growth, including acquisitions	$22.5	29.0%
Foreign currency changes	3.6	4.7%
Total	$26.1	33.7%

•                  Excluding the effect of currency changes, revenue growth in North America, Europe and Asia Pacific was 31%, 32% and 17%, respectively, over the prior year’s fourth quarter.

•                  Consolidated gross profit of 31% in the fourth quarter was up from 30% in the fourth quarter of the prior year.  We experienced increasing material costs, primarily steel, throughout the year. We were able to offset most of these cost increases with sales price increases, surcharges and better fixed cost absorption resulting from higher volume.

•                  The majority of the increase in SG&A was attributable to acquisitions, professional fees, warranty costs, incentive pay, sales commissions and the strengthening of foreign currencies against the US dollar.

•                  The increase in amortization expense was due to compensation expense related to stock appreciation rights.

•                  The effective tax rate of 42% decreased from 46% in the fourth quarter of the prior year.  The effective tax rate in the prior year was higher due to the recording of additional valuation allowances against certain deferred tax assets in Europe.

Market Conditions

•                  North American lift truck shipments in the fourth quarter of fiscal 2005 were up 26% over the fourth quarter of fiscal 2004. Current year shipments were up 16% over the prior year.  Lift truck order rates were up 21% in fiscal 2005 over the comparable period in the prior year. With the current industry backlog, lift truck shipments should remain strong at least through second quarter of fiscal 2006. Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for Cascade’s products.

•                  European lift truck shipments in the fourth quarter of fiscal 2005 were up 10% over the fourth quarter of fiscal 2004.  Current year shipments were up 12% over the prior year.  Lift truck orders were up 10% in the current year over the prior year.

•                  Asia-Pacific lift truck shipments in the fourth quarter of fiscal 2005 were up 21% as compared to the fourth quarter of fiscal 2004 and up 20% for the year.  Current year lift truck order rates were up 19% over the prior year.

•                  We continued to experience increases in steel costs for many of the steel grades used in our products.  We have aggressively worked to mitigate these increases through a variety of means and are continuing to closely monitor steel prices.

North America Summary

Quarter ended January 31,	2005	2004	% Change
Net sales	$55,033	$41,732	31.9%
Gross profit	20,589	14,397	43.0%
Gross profit %	37.4%	34.5%
SG&A	10,783	10,339	4.3%
Amortization	1,676	61	—
Operating income	$8,130	$3,997	103.4%

•                  Revenue growth reflected the strong North American lift truck market in the fourth quarter of fiscal 2005, which resulted in increased fourth quarter shipments.  Revenues continued to be favorably impacted by the current US dollar to euro exchange rate, which made it more difficult for European competitors to import into the North American market. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$12.8	30.7%
Foreign currency changes	0.5	1.2%
Total	$13.3	31.9%

•                  The increase in gross profit percentage was due to higher volumes in all North American factories, resulting in better fixed cost absorption.  In addition, pricing adjustments have covered increases in material costs to date.

•                  Increased SG&A expense was primarily attributable to higher levels of incentive pay, professional fees and sales commissions.

•                  The increase in amortization expense was due to the recording of compensation expense related to stock appreciation rights.

Europe Summary

Quarter ended January 31,	2005	2004	% Change
Net sales	$34,206	$23,991	42.6%
Gross profit	6,479	4,852	33.5%
Gross profit %	18.9%	20.2%
SG&A	7,009	5,190	35.0%
Amortization	137	132	3.8%
Operating loss	$(667)	$(470)	41.9%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth, including acquisitions	$7.6	31.8%
Foreign currency changes	2.6	10.8%
Total	$10.2	42.6%

•                  Gross margins declined primarily due to higher steel costs.  We have been unable to completely mitigate the effect of higher steel costs with sales price increases.

•                  The increase in SG&A was due to acquisitions, higher warranty costs and the effects of foreign exchange fluctuations.

•                  We completed the acquisition of the assets of Falkenroth Foerdertechnik, GmbH on October 14, 2004.  As the assets were immediately integrated with our existing operations, the specific impact of the acquisition on the fourth quarter operating income cannot be accurately calculated.  We estimate a significant portion of the fourth quarter revenue growth can be attributed to the acquisition.  Also, all one-time integration costs were recorded as operating expenses in cost of goods sold.

Asia Pacific Summary

Quarter ended January 31,	2005	2004	% Change
Net sales	$14,233	$11,694	21.7%
Gross profit	4,503	3,865	16.5%
Gross profit %	31.6%	33.1%
SG&A	2,333	1,996	16.9%
Amortization	7	6	16.7%
Operating income	$2,163	$1,863	16.1%

•                  The sales increase in the Asia-Pacific region was primarily related to increased shipments from both our facilities in China.  We completed a plant expansion of our Hebei, China facility in the second quarter of fiscal 2005.  The remaining revenue growth was from additional sales in Japan.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$2.0	17.0%
Foreign currency changes	0.5	4.7%
Total	$2.5	21.7%

•                  Gross margins declined due to higher sales of OEM products which tend to have lower margins.

•                  The increase in SG&A was due to the effect of expansion of sales and service support capabilities in the Chinese market and strengthening foreign currencies.

Dividend

•                  On March 1, 2005, Cascade’s Board of Directors declared a quarterly dividend of $.12 per share, payable on April 14, 2005 to shareholders of record as of March 30, 2005.

Fiscal 2005

•                  A summary of the consolidated income statement follows (in thousands, except earnings per share):

Year ended January 31,	2005	2004	% Change
Net sales	$385,719	$297,756	29.5%
Gross profit	123,182	95,636	28.8%
Gross profits %	31.9%	32.1%
SG&A	73,399	63,099	16.3%
Amortization	3,151	512	—
Insurance litigation recovery	(1,300)	—	—
Environmental expenses	155	—	—
Interest expense, net	3,008	3,554	(15.4)%
Other expenses (income), net	(218)	40	—
Income before tax	44,987	28,431	58.2%
Provision for income taxes	16,497	9,925	66.2%
Effective tax rate	37%	35%
Net income	$28,490	$18,506	54.0%
Earnings per share	$2.24	$1.49	50.3%

•                  Consolidated revenue of $385.7 million in fiscal 2005 was 30% higher than consolidated revenue the prior year.  Details of the revenue increase follow (in millions):

North America	$35.4	11.9%
Europe, including acquisitions	27.5	9.3%
Asia-Pacific	10.5	3.5%
Foreign currency changes	14.6	4.8%
Total	$88.0	29.5%

•                  Gross margins were essentially unchanged at 32% for both years.  We continue to experience the impact of higher steel prices in all markets.  We believe we have been able to recover these costs in some, but not in all markets.

•                  SG&A expense of $73.4 million in fiscal 2005 was 16% higher than expenses of $63.1 million in the prior year.  Generally, the higher level of SG&A expense reflects the impact of increased business activity.  Specific factors impacting this expense include higher professional fees, sales commissions and incentive pay.   Regional details of the increase in SG&A expense follows (in millions):

North America	$3.0	4.8%
Europe, including acquisitions	3.9	6.2%
Asia-Pacific	0.9	1.4%
Foreign currency changes	2.5	3.9%
Total	$10.3	16.3%

•                  The increase in amortization expense was due to compensation expense related to stock appreciation rights.  Total amortization expense related to stock appreciation rights in fiscal 2005 was $2.5 million.

•                  During the third quarter of fiscal 2005, we received $1.3 million in settlement of litigation with an insurance provider related to recovery of environmental expenses.

•                  The effective tax rate for fiscal 2005 increased to 37% versus 35% the prior year.  The increase is due primarily to a reduction in the benefit received from international financing and the recording of additional state taxes on foreign earnings.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, April 14, 2005 at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-4007, International callers can access the call by dialing (303) 262-2130.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11027648#, or internationally, by dialing (303) 590-3000 and entering pass-code 11027648#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$103,472	$77,417	$385,719	$297,756
Cost of goods sold	71,901	54,303	262,537	202,120
Gross profit	31,571	23,114	123,182	95,636

Selling and administrative expenses	20,125	17,525	73,399	63,099
Amortization	1,820	199	3,151	512
Insurance litigation recovery	—	—	(1,300)	—
Environmental expenses	—	—	155	—

Operating income	9,626	5,390	47,777	32,025
Interest expense	811	1,073	3,570	4,570
Interest income	(198)	(236)	(562)	(1,016)
Other expenses (income)	253	312	(218)	40

Income before provision for income taxes	8,760	4,241	44,987	28,431
Provision for income taxes	3,673	1,942	16,497	9,925
Net income	5,087	2,299	28,490	18,506
Dividends paid on preferred shares of subsidiary	—	—	—	(30)
Net income applicable to common shareholders	$5,087	$2,299	$28,490	$18,476

Basic earnings per share	$0.42	$0.19	$2.34	$1.55
Diluted earnings per share	$0.39	$0.18	$2.24	$1.49

Basic weighted average shares outstanding	12,209	12,087	12,164	11,934
Diluted weighted average shares outstanding	12,900	12,612	12,726	12,409

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands, except per share amounts)

	As of January 31
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,482	$25,584
Marketable securities	1,503	6,002
Accounts receivable, less allowance for doubtful accounts of $2,182 and $2,023	70,728	57,871
Inventories	46,212	36,353
Deferred income taxes	3,042	2,542
Income taxes receivable	—	142
Prepaid expenses and other	4,592	4,626
Total current assets	156,559	133,120
Property, plant and equipment, net	82,027	75,244
Goodwill	74,786	68,915
Deferred income taxes	9,688	9,703
Other assets	5,032	5,837
Total assets	$328,092	$292,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,461	$2,805
Current portion of long-term debt	12,916	13,018
Accounts payable	25,778	17,904
Accrued payroll and payroll taxes	7,283	6,815
Accrued environmental expenses	894	847
Other accrued expenses	13,073	10,011
Total current liabilities	62,405	51,400
Long-term debt	25,187	38,111
Accrued environmental expenses	7,799	8,551
Deferred income taxes	3,988	1,441
Other liabilities	10,830	9,628
Total liabilities	110,209	109,131

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,224 and 12,102 shares issued and outstanding	6,112	6,051
Additional paid-in capital	20,004	11,111
Unamortized deferred compensation	(4,506)	—
Retained earnings	188,507	165,495
Accumulated other comprehensive income	7,766	1,031
Total shareholders’ equity	217,883	183,688
Total liabilities and shareholders’ equity	$328,092	$292,819

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended January 31
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net income	$28,490	$18,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,570	12,664
Amortization of deferred compensation	2,492	—
Deferred income taxes	2,062	1,802
Loss on disposition of assets	3	102
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(12,803)	(9,810)
Inventories	(8,320)	(2,235)
Prepaid expenses and other	34	38
Accounts payable and accrued expenses	8,342	538
Current income tax payable and receivable	2,210	3,581
Other liabilities	1,068	1,221
Net cash provided by operating activities	38,148	26,407

Cash flows from investing activities:
Capital expenditures	(13,581)	(11,403)
Sale of marketable securities	21,246	25,225
Purchase of marketable securities	(17,791)	(31,227)
Business acquisitions	(6,236)	(11,677)
Proceeds from sale of assets	314	844
Other assets	147	(930)
Proceeds from sale of investment	1,044	—
Proceeds from notes receivable	—	9,556
Net cash used in investing activities	(14,857)	(19,612)

Cash flows from financing activities:
Cash dividends paid	(5,478)	(4,936)
Payments on long-term debt and capital leases	(13,026)	(12,850)
Notes payable to banks, net	(344)	1,606
Common stock issued uder stock option plan	1,616	1,299
Net cash used in financing activities	(17,232)	(14,881)

Effect of exchange rate changes	(1,161)	4,169

Change in cash and cash equivalents	4,898	(3,917)

Cash and cash equivalents at beginning of year	25,584	29,501

Cash and cash equivalents at end of year	$30,482	$25,584